UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 0-265520


                         California Independent Bancorp
                         ------------------------------
             (Exact name of registrant as specified in its charter)

              1227 Bridge St., Suite C, Yuba City, California 95991
                                 (530) 674-6025
              -----------------------------------------------------

                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                           Common Stock, no par value
                           --------------------------
            (Title of each class of securities covered by this form)

                                      None
                                      ----
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(i)        [X]
     Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)       [ ]         Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, CALIFORNIA INDEPENDENT BANCORP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    January 6, 2004          By:      /s/ John I. Jelavich
                                           -------------------------------------
                                  Name:    John I. Jelavich
                                  Title:   President and Chief Executive Officer